Exhibit 99.1

Greatbatch, Inc. Reports 2012 Fourth Quarter and Full Year Results

  2012 Revenues of $646 million grew 14%; 0% constant currency organic growth
    Portable Medical acquisition contributes $82.4 million; 38% pro-forma organic growth
  GAAP Operating Income of $25.8 million down 58% to prior year
    Continued success with Orthopaedic consolidation
  Adjusted Operating Income of $73.9 million an increase of 9%

FRISCO, Texas--(BUSINESS WIRE)--February 25, 2013--Greatbatch, Inc. (NYSE: GB), today announced results for its fourth quarter and full-year ended December 28, 2012:

FOURTH QUARTER

  Sales increased 12% over the prior year to $159.2 million and included a 2% organic constant currency decline offset by additional revenue from our recent acquisitions:
    Cardiac/Neuromodulation product line revenue decreased 5% primarily due to the tough comparable versus the prior year quarter, continued market headwinds and strong shipments in the third quarter of 2012.
    Portable medical product line continues to benefit from our acquisition and new product introductions, which contributed $18.8 million to our growth.
    Vascular product line growth of 14% was driven by growth in the underlying market and market share gains.
    Orthopaedics constant currency revenue was consistent with the prior year quarter as stronger implant revenue offset the decline in instrument sales due to the transition of our Swiss facility.
  GAAP net loss of $5.6 million resulted in a diluted EPS loss of $0.23 per share. This loss was primarily due to charges incurred in connection with the consolidation of our Swiss orthopaedic operations, which are expected to improve profitability beginning in the first quarter of 2013.
  Fourth quarter adjusted operating income increased 34% due to gross profit from our acquisitions and a reduction in our RD&E expenses. These increases also contributed to a 36% increase in adjusted diluted EPS to $0.53 per share for the fourth quarter (Refer to Tables A and B at the end of this release).

TOTAL YEAR

  Sales increased 14% over the prior year to $646.2 million and included a $1.2 million decline in organic constant currency revenue offset by additional sales from our recent acquisitions:
    Cardiac/Neuromodulation product line revenue increased 2% and benefitted from further adoption of our Q series batteries.
    Portable medical product line benefited from our acquisition and new product introductions, which contributed $72.1 million to our growth.
    Vascular product line growth of 15% included the benefits of the commercialization of medical devices.
    Orthopaedics constant currency revenue declined 8%, as the transition of our Swiss facility, which was completed in the fourth quarter of 2012, negatively impacted our revenues.
  GAAP net loss of $4.8 million resulted in a diluted EPS loss of $0.20 per share. This loss was primarily due to charges incurred in connection with the consolidation of our Swiss orthopaedic operations, which are expected to improve profitability beginning in the first quarter of 2013.
  Adjusted operating income increased 9% due to revenue growth and operating leverage improvements. These resulted in a 5% increase in adjusted diluted EPS to $1.77 per share for the year.
  Cash flows from operations were $25 million for the fourth quarter and $65 million for the full year compared to $31 million and $90 million, respectively, for the comparable 2011 periods. During the 2012 fourth quarter and full year the Company paid down $8 million and $22 million, respectively, of long-term debt.
	Three months ended
(Dollars in thousands, except EPS data)	December 28,	December 30,	%	September 28,	%
	2012	2011	Change	2012	Change
Sales	$159,186	$141,746	12%	$161,340	-1%

GAAP Operating Income	$1,405	$12,542	-89%	$2,127	-34%
GAAP Operating Income as % of Sales	0.9%	8.8%		1.3%

Adjusted Operating Income*	$21,121	$15,748	34%	$18,664	13%
Adjusted Operating Income as % of Sales	13.3%	11.1%		11.6%

GAAP Diluted EPS	$(0.23)	$0.24	N/A	$(0.32)	-28%
Adjusted Diluted EPS*	$0.53	$0.39	36%	$0.46	15%

	Year ended
(Dollars in thousands, except EPS data)	December 28,	December 30,	%
	2012	2011	Change
Sales	$646,177	$568,822	14%

GAAP Operating Income	$25,821	$61,699	-58%
GAAP Operating Income as % of Sales	4.0%	10.8%

Adjusted Operating Income*	$73,889	$67,602	9%
Adjusted Operating Income as % of Sales	11.4%	11.9%

GAAP Diluted EPS	$(0.20)	$1.40	-114%
Adjusted Diluted EPS*	$1.77	$1.68	5%

* Refer to Tables A and B at the end of this release for a reconciliation of adjusted amounts to GAAP.

CEO Comments

“Our fourth quarter performance is a step in the right direction,” stated Thomas J. Hook, President & CEO, Greatbatch, Inc. “Eliminating the operating losses from our Swiss operation will improve the overall earnings of Greatbatch going forward. While we continually identify and implement cost improvement initiatives, we have now completed all of our major plant consolidations, which began in 2007, so our leadership team can focus on achieving sustainable organic growth to leverage our available capacity. Fourth quarter revenues were up 12% and adjusted diluted EPS was up 36% reflecting a strong gross margin performance of 32.6% and a reduction in our RD&E expense, which included the achievement of milestones on two large customer projects that will commercialize into revenue over the next 12 to 24 months.”

Hook continued, “During 2012 we were also able to make significant progress on numerous strategic initiatives which included:

  Completing the integration of Micro Power and Neuro Nexus;
  Reorganizing our sales and marketing teams to drive core business growth;
  Refocusing our medical device RD&E investment and discontinuing non-core RD&E projects;
  Making significant technical progress on our Algostim spinal cord stimulator which is receiving strong interest from numerous world-class medical device companies, who appreciate the unique opportunity to market and distribute this device;
  Negotiating several long-term agreements with OEM customers and actively filling our pipeline of component and device opportunities with those customers; and
  Completing construction and successfully transferring manufacturing to our Fort Wayne, Indiana facility.”

“These initiatives are designed to create value for our shareholders through top-line, bottom-line and pipe-line growth. We look forward to providing further details on our strategic initiatives at our Investor Day in New York City on March 18, 2013.”

CFO Comments

“In order to stop the negative impact of our Swiss orthopaedic operations we targeted and completed a transfer of our production to our Fort Wayne, IN and Tijuana, Mexico facilities by year-end. In aggregate we estimate these operational issues had a negative $0.16 per share of adjusted diluted earnings impact for 2012,” commented Michael Dinkins, Senior Vice President & CFO. “We partially offset this with a reduction of our corporate-wide performance-based compensation expense, a reduction in our RD&E expense in the second half of the year and better than expected performance of our portable medical product line. For 2013, we expect revenue, after adjusting for the sale of a portion of our orthopaedic product line, to organically grow 5-8% driven primarily by our portable medical, vascular and orthopaedic product lines along with above market growth in cardiac and neuromodulation. We expect our performance to improve as we progress through 2013, as the first quarter 2013 will be impacted by the startup of our recently transferred orthopaedic production lines. The second half of the year is expected to improve as the orthopaedic backlog is relieved and new product introductions in our portable medical business commercialize. As a result of our consolidation initiatives and refocused medical device R&D investment, we expect improved performance in comparison to the prior year and to achieve adjusted diluted EPS growth of 7-13% for calendar year 2013.”

Fourth Quarter and Full-Year Results

Fourth quarter 2012 sales increased 12% over the prior year period to $159.2 million. This increase was driven by our recent acquisitions, which added $20.3 million to sales, as well as 14% growth in vascular revenue. Fourth quarter results included the impact of foreign currency exchange rate fluctuations, which lowered orthopaedic sales by approximately $0.6 million in comparison to the prior year. On an organic constant currency basis, sales for the fourth quarter decreased 2% versus the prior year as the benefits described above were partially offset by lower cardiac and neuromodulation revenue, due to the timing of customer inventory builds. For the year, sales increased 14% to $646.2 million and included $84.8 million of revenue from our acquisitions partially offset by $6.3 million of negative foreign currency exchange rate fluctuations. On an organic constant currency basis, revenue for 2012 was consistent with the prior year as above market growth from our cardiac and vascular product lines was offset by operational issues experienced within our orthopaedics product line.

Gross profit increased $7.2 million to $51.9 million for the fourth quarter of 2012, compared to $44.7 million for the comparable 2011 period. This increase resulted from the higher sales volumes discussed above, as well as a shift in mix to higher margin products. As a result, gross margin for the fourth quarter of 2012 increased 110 basis points to 32.6%. For the year, gross profit increased $21.3 million to $201.6 million, which was primarily due to higher sales volumes. Gross margin for the year of 31.2% was 50 basis points below the prior year, as the benefit of higher production volumes and mix was offset by production inefficiencies at our Swiss Orthopaedic facilities.

Selling, general and administrative (“SG&A”) expenses increased $2.4 million to $20.9 million, or 13.2% of sales, for the fourth quarter of 2012 compared to $18.6 million, or 13.1% of sales, for the same period of 2011. For the year, SG&A costs increased $8.4 million to $81.0 million, or 12.5% of sales, versus $72.5 million, or 12.8% of sales for 2011. The increase in SG&A expenses for the quarter and full-year were directly attributable to our acquisitions which added $1.7 million and $9.6 million, respectively, of incremental SG&A costs.

Net research, development and engineering costs (“RD&E”) for the 2012 fourth quarter and full-year of 2012 were $11.2 million and $52.5 million, respectively, compared to $12.8 million and $45.5 million, respectively, for the comparable 2011 periods. For the fourth quarter and full-year of 2012, our acquisitions added $0.2 million and $2.6 million, respectively, to RD&E. RD&E amounts for the fourth quarter of 2012 and 2011 include $1.4 million and $2.3 million, respectively, of design verification testing (“DVT”) costs in connection with our development of a neuromodulation platform. For the year, DVT expenses were $5.2 million for 2012 and $5.1 million for 2011. RD&E for the second half of 2012 was lower than the first half of 2012 by $3.7 million as the Company refocused its medical device R&D investment and discontinued non-core R&D projects. Additionally, the fourth quarter of 2012 included $1.7 million of additional customer cost reimbursements due to the timing of when milestones on certain projects were achieved. For the year, customer cost reimbursements increased $1.4 million in comparison to 2011. Excluding DVT related expenses, medical device adjusted expenses were $28.5 million for 2012 compared to $22.1 million for 2011. Going forward, the Company intends to continue to look for ways to reduce the RD&E investment impact on its bottom line which will include identifying strategic partners to share these costs, monetizing non-core technology assets and refocusing our medical device technology investment towards Algostim and the portable medical markets.

GAAP operating income for the fourth quarter and full-year 2012 was $1.4 million and $25.8 million, respectively, compared to $12.5 million and $61.7 million for the respective periods of 2011. This decrease was primarily due to the charges incurred in connection with the consolidation of our Swiss orthopaedic operations, as well as other productivity initiatives which are expected to ultimately drive improved profitability. Adjusted operating income, which excludes these costs as well as other charges, was $21.1 million and $73.9 million for the 2012 fourth quarter and full-year, respectively, compared to $15.7 million and $67.6 million, respectively, for the comparable 2011 periods. Refer to Table A at the end of this release for a reconciliation of GAAP operating income to adjusted operating income and the “Use of Non-GAAP Financial Information” section below.

As shown on Table A, total adjusted expenditures for 2012 related to our medical device initiatives, which exclude DVT related expenses, increased by $6.4 million to $28.5 million for 2012 from $22.1 million in 2011. This information is provided in order to enhance the reader’s understanding of our core business, which is being impacted by our medical device initiatives.

The 2012 full-year effective tax rate was 171.3% compared to 31.6% for the same period of 2011. This increase was primarily attributable to approximately $6.2 million of tax charges recorded in connection with our Swiss orthopaedic consolidation. These charges relate to the loss of our Swiss tax holiday, due to our decision to discontinue manufacturing in Switzerland and the establishment of a valuation allowance on our Swiss deferred tax assets, as it is more likely than not that they will not be fully realized. Additionally, our 2012 effective tax rate includes losses from our Swiss operations, the benefit of which are recorded at a lower effective tax rate, thus increasing the overall effective tax rate of the Company, and does not include the benefit of the U.S. R&D tax credit, which expired at the end of 2011. The U.S. R&D tax credit was reinstated in the first quarter of 2013 retroactive to the beginning of 2012. As required under U.S. GAAP, the benefit of both the 2012 and 2013 U.S. R&D tax credit will be recognized in 2013.

GAAP diluted EPS for the fourth quarter and full-year 2012 were a loss of $0.23 and $0.20 per share, respectively, compared to income of $0.24 and $1.40 per share for the respective 2011 periods. Adjusted diluted EPS for the fourth quarter and full-year 2012 were $0.53 and $1.77 per share, respectively, compared to $0.39 and $1.68 per share for the corresponding 2011 periods. Refer to Table B at the end of this release for a reconciliation of GAAP net income (loss) to adjusted net income and the “Use of Non-GAAP Financial Information” section below.

Despite the GAAP loss for the 2012 fourth quarter and year, cash flows from operations for the fourth quarter and full-year of 2012 were approximately $25 million and $65 million, respectively as a significant portion of the charges recorded in 2012 were non-cash in nature. During the fourth quarter and full-year of 2012, the Company repaid $8 million and $22 million, respectively, of long-term debt.

Product Line Sales
The following table summarizes the Company’s sales by major product lines (dollars in thousands):

	2012	2011	%	2012	%	2012	2011	%
Product Line	4th Qtr.	4th Qtr.	Chg.	3rd Qtr.	Chg.	Year	Year	Chg.
Implantable Medical
Cardiac/Neuromodulation	$73,718	$77,198	-5%	$80,246	-8%	$309,124	$303,690	2%
Vascular	14,189	12,459	14%	13,674	4%	51,980	45,098	15%
Orthopaedic	30,982	31,635	-2%	27,173	14%	122,061	140,277	-13%
Total	118,889	121,292	-2%	121,093	-2%	483,165	489,065	-1%
Electrochem
Portable Medical	22,313	3,504	N/A	20,219	10%	81,659	9,609	N/A
Energy/Environmental	15,605	13,121	19%	16,192	-4%	67,046	58,934	14%
Other	2,379	3,829	-38%	3,836	-38%	14,307	11,214	28%
Total	40,297	20,454	97%	40,247	0%	163,012	79,757	104%
	$159,186	$141,746	12%	$161,340	-1%	$646,177	$568,822	14%

Implantable Medical

In comparison to the prior year, cardiac and neuromodulation sales for the fourth quarter of 2012 decreased 5% but increased 2% for the full-year. During 2012, cardiac and neuromodulation sales benefited from further adoption of our Q series batteries and customer market share shifts partially offset by the timing of customer inventory builds and product launches. Cardiac and neuromodulation revenue growth exceeded our expectations during 2012 but management remains cautiously optimistic over the short-term prospects of this product line given the ongoing challenges surrounding key OEM customers. However, our longer term outlook remains optimistic as we continue to see an increased pace of product development opportunities from our cardiac customers. Management believes that this, combined with our increased focus on sales and marketing, will allow the Company to grow this product line faster than the underlying market.

Fourth quarter and full-year 2012 vascular sales increased 14% and 15%, respectively, over the prior year periods. These increases were primarily attributable to growth in the underlying market and market share gains. Additionally, vascular revenue for the year included $6.6 million from sales of medical devices that were developed under the Greatbatch name compared to $4.5 million for 2011, an increase of 47%.

In comparison to the prior year, orthopaedic sales for the fourth quarter of 2012 declined 2% (0% constant currency) and 13% (8% constant currency) for the full-year. Foreign currency exchange rate fluctuations decreased orthopaedic revenue by approximately $0.6 million in the fourth quarter of 2012 and $6 million for the year. The remaining decline in 2012 orthopaedic sales was a result of fewer customer product launches and development opportunities due to operational issues within our orthopaedic business, which are aggressively being addressed. In comparison to the sequential third quarter, orthopaedic revenue increased 14% primarily due to the seasonal facility shut-downs in our European operations.

Electrochem

Fourth quarter and full-year 2012 sales for Electrochem increased $19.8 million and $83.3 million, respectively versus the comparable 2011 periods. Fourth quarter and full year 2012 Electrochem sales included the benefit of $19.5 million and $82.4 million, respectively, of incremental revenue related to our acquisition. Electrochem’s aggressive growth plan met expectations and was driven by successful product launches in the portable medical market. On a pro-forma basis, our portable medical product line grew 38% from 2011 to 2012. The market shift in patient care from clinical settings to the home, and an aging population, is driving the need for lightweight and portable devices for patients and caregivers. Electrochem’s technology, customer relationships, and legacy of delivering highly reliable and innovative solutions has enabled it to win in this evolving market and continues to position Electrochem to capture market and share growth. Electrochem continues to secure long-term agreements in this space.

Financial Guidance

As previously disclosed, for 2013, Greatbatch estimates annual revenue growth rates for its product lines as follows:

Product Line	Estimated 2013 Annual Growth Rate (%)	2013 Estimated Revenue (millions)
Cardiac & Neuromodulation	0% - 2%	$309 - $315
Vascular	7% - 13%	$55 - $59
Orthopaedic(1)	(5%) - 0%	$116 - $122
Portable Medical	15% - 20%	$94 - $98
Energy & Other	6%	$86 - $86
Total Sales(1)	2% - 5%	$660 - $680
(1)	Organic revenue growth for orthopaedic product line is 8% - 14% due to disposition of $15 million of non-core product lines at the end of 2012. Total consolidated organic revenue growth is expected to be 5% - 8%.

Adjusted Operating Income as a % of Sales	12.0% - 12.5%
Adjusted Effective Tax Rate (includes only the 2013 benefit of the recently reenacted U.S. R&D Tax Credit)	33% to 35%
Adjusted Diluted EPS	$1.90 - $2.00

As previously disclosed, adjusted operating income for 2013 is expected to consist of GAAP operating income minus non-recurring, unusual or infrequently occurring items such as acquisition, consolidation and integration charges, certain RD&E expenditures and asset disposition/write-down charges, totaling approximately $11.5 million to $14.0 million. This range has been significantly reduced from the 2012 level as we have essentially completed our productivity and consolidation initiatives. Included in the above range are residual DVT costs in the range of $4.8 to $5.8 million to complete our Algostim project.

Conference Call

The Company will host a conference call on Monday, February 25, 2013 at 5:00 p.m. ET to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company’s website at www.greatbatch.com. An audio replay will also be available beginning from 7:00 p.m. ET on February 25, 2013 until March 4, 2013. To access the replay, dial 888-286-8010 (U.S.) and enter the passcode 27704750.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical, Electrochem and QiG Group. Greatbatch Medical develops and manufactures critical medical device technologies for the cardiac, neuromodulation, vascular and orthopaedic markets. Electrochem designs and manufactures batteries for high-end niche applications in the portable medical, energy, military, and other markets. The QiG Group empowers the design and development of new medical devices for our core markets. Additional information about the Company is available at www.greatbatch.com.

Use of Non-GAAP Financial Information

In addition to our results reported in accordance with generally accepted accounting principles (“GAAP”), we provide adjusted operating income and margin, adjusted net income and adjusted earnings per diluted share. These adjusted amounts consist of GAAP amounts excluding the following adjustments to the extent occurring during the period: (i) acquisition-related charges, (ii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iii) asset write-down and disposition charges, (iv) severance charges in connection with corporate realignments or a reduction in force (v) litigation charges and gains, (vi) the impact of non-cash charges to interest expense due to the accounting change for convertible debt, (vii) unusual or infrequently occurring items, (viii) certain R&D expenditures (such as medical device DVT expenses in connection with developing our Neuromodulation platform), (ix) gain/loss on the sale of investments, (x) the income tax (benefit) related to these adjustments and (xi) certain tax charges related to the consolidation of our Swiss Orthopaedic facility. Adjusted earnings per diluted share were calculated by dividing adjusted net income for diluted earnings per share by diluted weighted average shares outstanding. We believe that the presentation of adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements

Some of the statements in this press release, including the information provided under the caption “Financial Guidance,” are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “variations,” or “continue,” or the negative of these terms or other comparable terminology. These statements are based on the Company’s current expectations. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing/vertical integration pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives (including the consolidation of our Swiss orthopaedic operations); our reliance on third party suppliers for raw materials, products and subcomponents; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; our inability to successfully consummate and integrate acquisitions and to realize synergies; our unsuccessful expansion into new markets; our ability to realize a return on our substantial RD&E investments, including system and device products; changes in and challenges related to compliance with governmental laws and regulations, including regulations of the U.S. Food and Drug Administration and foreign government agencies regulating medical device approvals; our inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions and other risks and uncertainties described in the Company’s Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Table A: Operating Income (Loss) Reconciliation:

A reconciliation of GAAP operating income (loss) to adjusted amounts is as follows (dollars in thousands):

	Three months ended
	Implantable Medical		Electrochem		Unallocated		Total
	Dec. 28,	Dec. 30,	Dec. 28,	Dec. 30,	Dec. 28,	Dec. 30,	Dec. 28,	Dec. 30,
	2012	2011	2012	2011	2012	2011	2012	2011
Sales	$118,889	$121,292	$40,297	$20,454	$-	$-	$159,186	$141,746

Operating income (loss) as reported	$4,392	$13,784	$6,344	$2,075	$(9,331)	$(3,317)	$1,405	$12,542
Adjustments:
Inventory step-up amortization (COS)	-	-	-	177	-	-	-	177
Medical device DVT expenses (RD&E)	1,351	2,270	-	-	-	-	1,351	2,270
Consolidation and optimization costs	17,974	-	-	-	274	-	18,248	-
Integration expenses	(77)	-	249	-	1	-	173	-
Asset dispositions, severance and other	(131)	152	39	607	36	-	(56)	759
Adjusted operating income (loss)	$23,509	$16,206	$6,632	$2,859	$(9,020)	$(3,317)	$21,121	$15,748
Adjusted operating margin	19.8%	13.4%	16.5%	14.0%	N/A	N/A	13.3%	11.1%

Medical device related adjusted expenses (excluding DVT)	$6,313	$6,058	$-	$-	$-	$-	$6,313	$6,058
Adjusted operating income excluding medical device initiatives	$29,822	$22,264	$6,632	$2,859	$(9,020)	$(3,317)	$27,434	$21,806
Adjusted operating margin
excluding medical device initiatives	25.1%	18.4%	16.5%	14.0%	N/A	N/A	17.2%	15.4%
	Year ended
	Implantable Medical		Electrochem		Unallocated		Total
	Dec. 28,	Dec. 30,	Dec. 28,	Dec. 30,	Dec. 28,	Dec. 30,	Dec. 28,	Dec. 30,
	2012	2011	2012	2011	2012	2011	2012	2011
Total sales	$483,165	$489,065	$163,012	$79,757	$-	$-	$646,177		$568,822

Operating income (loss) as reported	$24,908	$62,461	$21,631	$14,965	$(20,718)	$(15,727)	$25,821		$61,699
Adjustments:
Inventory step-up amortization (COS)	-	-	532	177	-	-	532		177
Medical device DVT expenses (RD&E)	5,190	5,133	-	-	-	-	5,190	-	5,133
Consolidation and optimization costs	34,378	425	-	-	4,670	-	39,048	-	425
Integration expenses	167	-	1,287	-	6	-	1,460	-	-
Asset dispositions, severance and other	247	51	883	117	708	-	1,838	-	168
Adjusted operating income (loss)	$64,890	$68,070	$24,333	$15,259	$(15,334)	$(15,727)	$73,889		$67,602
Adjusted operating margin	13.4%	13.9%	14.9%	19.1%	N/A	N/A	11.4%		11.9%

Medical device related adjusted expenses (excluding DVT)	$28,453	$22,080	$-	$-	$-	$-	$28,453		$22,080
Adjusted operating income excluding medical device initiatives	$93,343	$90,150	$24,333	$15,259	$(15,334)	$(15,727)	$102,342		$89,682
Adjusted operating margin
excluding medical device initiatives	19.3%	18.4%	14.9%	19.1%	N/A	N/A	15.8%		15.8%

Table B: Net Income (Loss) and Diluted EPS Reconciliation

A reconciliation of GAAP net income (loss) and diluted EPS to adjusted amounts is as follows (in thousands, except per share amounts):

	Three months ended				Year ended
	December 28,		December 30,		December 28,		December 30,
	2012		2011		2012		2011
Net income (loss) as reported	$(5,556)	$(0.23)	$5,639	$0.24	$(4,799)	$(0.20)	$33,122	$1.40
Adjustments:(a)
Inventory step-up amortization (COS)	-	-	115	-	346	0.01	115	-
Medical device DVT expenses (RD&E)	879	0.04	1,476	0.06	3,374	0.14	3,336	0.14
Consolidation and optimization costs	13,900	0.58	-	-	28,934	1.21	276	0.01
Integration expenses	112	-	-	-	949	0.04	-	-
Asset dispositions, severance and other	(44)	-	493	0.02	1,186	0.05	109	-
(Gain) loss on cost and equity method investments, net(b)	297	0.01	-	-	69	-	(2,751)	(0.12)
CSN conversion option discount amortization(c)	1,821	0.08	1,417	0.06	6,234	0.26	5,515	0.23
Swiss tax impact(d)	1,182	0.05	-	-	6,190	0.26	-	-
Adjusted net income and diluted EPS(e)	$12,591	$0.53	$9,140	$0.39	$42,483	$1.77	$39,722	$1.68
Adjusted diluted weighted average shares (f)	23,956		23,607		23,947		23,636
(a)	Net of tax amounts computed using U.S. and foreign statutory tax rates of 35% and 22.5%, respectively, for items incurred in those geographic locations.
(b)	Pre-tax amount is a loss of $456 thousand for the quarter and $106 thousand for the year-to-date periods for 2012 and a gain of $4.2 million for the year-to-date period of 2011.
(c)	Pre-tax amount is $2.8 million and $9.6 million for the 2012 quarter and year-to-date periods, respectively, and $2.2 million and $8.5 million for the 2011 quarter and year-to-date periods, respectively.
(d)	Relates to the loss of our Swiss tax holiday due to our decision to transfer manufacturing out of Switzerland, as well as the establishment of a valuation allowance on our Swiss deferred tax assets as it is more likely than not that they will not be fully realized.
(e)	The per share data in this table has been rounded to the nearest $0.01 and therefore may not sum to the total.
(f)	Weighted average diluted shares for the fourth quarter and year-to-date periods of 2012 includes 295 thousand and 363 thousand shares, respectively, of dilution related to outstanding stock incentive awards that were not dilutive for GAAP diluted EPS purposes.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(in thousands except per share data)

	Three months ended		Year ended
	December 28,	December 30,	December 28,	December 30,
	2012	2011	2012	2011

Sales	$159,186	$141,746	$646,177	$568,822
Cost of sales	107,312	97,074	444,528	388,469
Gross profit	51,874	44,672	201,649	180,353
Operating expenses:
Selling, general and administrative expenses	20,939	18,568	80,992	72,548
Research, development and engineering costs, net	11,165	12,803	52,490	45,513
Other operating expenses, net	18,365	759	42,346	593
Total operating expenses	50,469	32,130	175,828	118,654
Operating income	1,405	12,542	25,821	61,699
Interest expense	4,879	4,126	18,055	16,928
Interest income	-	(12)	(1)	(21)
(Gain) loss on cost and equity method investments, net	456	-	106	(4,232)
Other (income) expense, net	157	(134)	931	632
Income (loss) before provision for income taxes	(4,087)	8,562	6,730	48,392
Provision for income taxes	1,469	2,923	11,529	15,270
Net income (loss)	$(5,556)	$5,639	$(4,799)	$33,122

Earnings (loss) per share:
Basic	$(0.23)	$0.24	$(0.20)	$1.42
Diluted	$(0.23)	$0.24	$(0.20)	$1.40

Weighted average shares outstanding:
Basic	23,661	23,309	23,584	23,258
Diluted	23,661	23,607	23,584	23,636

CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(in thousands)

	As of
ASSETS	December 28,	December 30,
	2012	2011
Current assets:
Cash and cash equivalents	$20,284	$36,508
Accounts receivable, net	120,923	101,946
Inventories	106,612	109,913
Refundable income taxes	-	1,292
Deferred income taxes	7,678	7,828
Prepaid expenses and other current assets	12,636	7,469
Total current assets	268,133	264,956
Property, plant and equipment, net	150,893	145,806
Amortizing intangible assets, net	87,345	100,258
Indefinite-lived intangible assets	20,828	20,288
Goodwill	349,035	338,653
Deferred income taxes	2,534	2,450
Other assets	11,107	8,936
Total assets	$889,875	$881,347

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,274	$40,665
Income taxes payable	94	-
Deferred income taxes	874	845
Accrued expenses	45,515	52,539
Total current liabilities	91,757	94,049
Long-term debt	225,414	235,950
Deferred income taxes	82,462	75,203
Other long-term liabilities	9,382	8,862
Total liabilities	409,015	414,064
Stockholders’ equity:
Preferred stock	-	-
Common stock	24	23
Additional paid-in capital	320,618	307,196
Treasury stock	(452)	(1,387)
Retained earnings	147,723	152,522
Accumulated other comprehensive income	12,947	8,929
Total stockholders’ equity	480,860	467,283
Total liabilities and stockholders’ equity	$889,875	$881,347

CONTACT:
Greatbatch, Inc.
Michael Dinkins
Senior Vice President and Chief Financial Officer
(214) 618-5242
mdinkins@greatbatch.com